EXHIBIT 23.3


                           CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Proxy Statement of Ventritex, Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of St. Jude Medical, Inc. for the registration of 12,306,160 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 1997 with respect to the consolidated financial statements of St. Jude Medical, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Minneapolis, Minnesota
April 4, 1997